Exhibit 10.1

CUBIC CORPORATION

October 4, 2006

Richard Efland
9265 Cedar Trails Lane
Valley Center, CA 92082

Re: Retention Bonus Agreement

Dear Dick:

We are pleased to be able to provide you with the following retention bonus agreement (“the Agreement”) as an incentive to remain as President and CEO of Cubic Transportation Systems, Inc. (“the Company”) during a critical period.

The following are the terms of our Agreement:

1. One Retention Bonus Payment: The Company will pay a lump sum retention bonus of three hundred thousand dollars ($300,000) (the “Bonus”) to you provided that you remain actively employed by the Company as its President and CEO through and including December 31, 2007 and meet the eligibility requirements set forth below. The payment will be made on or before January 30, 2008 in a lump sum and is subject to regular withholding for federal and state taxes and any other authorized deductions. Your eligibility for the Cubic Corporation Management Incentive Plan will continue in 2006 and 2007 and will not be affected by payment of the Bonus.

2. Moving, Storage of Household Goods and Home Rental Expenses: Upon the sale of your current residence, the Company will provide you with a lump sum payment to cover reasonable moving expenses, storage of household goods (up to 30 days) and rental housing costs through December 31, 2007, in close proximity to the Company. The amount of this lump sum payment will be determined at the discretion of Bill Boyle and Bernie Kulchin and is subject to regular withholding for federal and state taxes or any other authorized deductions.

3. Continuing Eligibility Requirement:

a.                 The Company shall have no liability to pay you any amounts stated above which are unpaid as of the date (if any) prior to December 31, 2007 which you voluntarily resign.

b.                In the event that you die or become disabled, the amount of your Bonus will be determined by the Executive Compensation Committee of the Cubic Corporation Board of Directors.

9333 Balboa Ave., Sara Diego, CA 92123 • Box 85587, San Diego, CA 92186-5587
858-277-6780 • Fax 858-277-1878
www.cubic.com • American Stock Exchange Symbol: C1J13

c.                 In the event that your position is eliminated due to a reduction in force or reorganization, you will receive the full amount of the Bonus. The Bonus shall be in addition to any benefits for which you may be eligible in accordance with Cubic’s Severance Policy.

d.                The Company retains the right to reduce or eliminate the Bonus if your personal performance level is unsatisfactory. Unsatisfactory personal performance is determined in the sole discretion of the Cubic Corporation Board of Directors, and may include such factors as misconduct, poor performance, failure to adhere to Company policies and procedures, or other relevant factors. You will be allowed reasonable opportunity to state your position to the Cubic Board and your total performance during the time you served as President and CEO will be considered in the Board’s assessment.

4. No Employment Contract: This Agreement does not change the nature of your employment relationship with the Company. You are still employed on an at-will basis.

5. Period of this Agreement: This Agreement will commence as of October 4, 2006, or such later date that may be designated by Company management, and will end on December 31, 2007.

6. General Provisions:

a.                 This is the sole and exclusive agreement with you concerning the payment of the Bonus and other retention benefits. No one else can make promises or commitments to you about such payments either written or oral and no one except the Corporate Vice President of Human Resources can change the terms of this Agreement.

b.                You may not assign your obligation to perform services for the Company under this Agreement.

c.                 This Agreement is made and shall in all respects be interpreted, enforced and governed by and under the laws of the United States including the Federal Arbitration Act, and as appropriate, the laws of the State of California. Any dispute arising out of this Agreement including its meaning or interpretation will be resolved solely by arbitration before an experienced employment arbitrator selected in accordance with the model employment arbitration procedures of the American Arbitration Association. The location of the arbitration will be in San Diego. The provisions of this paragraph are exclusive for all purposes and applicable to any and all disputes between you and the Company concerning this Agreement.

7. Confidentiality: You agree to hold in confidence, for the benefit of the Company, all information, knowledge and data of the Company which you may acquire, learn, obtain or develop during your continuing employment by the Company. Further, you will not, during the term of this Agreement or at any time thereafter, directly or indirectly use, communicate or divulge for your own benefit or for the benefit of another any such information, knowledge or data other than as required by the Company. You make the same commitments with respect to the secret, confidential or proprietary information, knowledge and data of vendors and others with whom the Company has a business relationship or to whom the company or its affiliates owe a duty of confidentiality, other than as required by the Company. Company Information will be considered and kept as the private, proprietary and confidential information of the Company except within the Company as required to perform services, and may not be divulged without the express written authorization of the Company. You further agree that you will not disclose the terms of this Agreement other than to financial dependents, attorneys or tax advisors.

We look forward to your continuing contributions to the Company. Please acknowledge by signing below that you have read, understood and agree to the terms of this Agreement.

Sincerely,
CUBIC CORPORATION

/s/ B.A. Kulchin	/s/ Walter J. Zable
By: Bernie Kulchin	By: Walter J. Zable
Vice-President, Corporate Human Resources	Chairman

I have read, understand and agree to the terms in this Agreement.

/s/ Richard A. Efland	October 3, 2006
Richard A. Efland	Date